ATC Venture Group Inc. Announces Preliminary, Unaudited Fiscal 2012 First Quarter Results, Update on Restatement of Prior Financial Results

•	First quarter 2012 net profit of $1,627,453, compared to a net loss in the first quarter of fiscal 2011 of $309,079.

•	First quarter 2012 net sales of $6,118,400 compared to net sales in the first quarter of fiscal 2011 of $4,237,306.

Spencer, Iowa, February 17, 2011—(BUSINESS WIRE)—ATC Venture Group Inc. (AMEX:ATC), announced its preliminary, unaudited financial results today for the quarter ended December 31, 2011.

For the quarter, the Company announced net income of $1,627,453 compared to a net loss in the first quarter of the prior fiscal year of ($309,079).

As previously discussed in the Company's SEC filings, the Company has undergone a substantial restructuring of its business since January 1, 2011.  The Company sold two of its reportable business segments, and mitigated its losses in one other by selling its plastic injection molding operations which were inefficient to operate.  The Company now outsources the production of that business line.  However, the company will continue to operate its metal manufacturing plant for all of its OEM and other contract metal fabrication clients.

As previously announced, the Company discovered an error in the way it accounted for certain equity compensation grants, which will require it to amend its previously-filed Annual Report on Form 10-K for the fiscal year ended September 30, 2010, and its Quarterly Reports on Form 10-Q for the first, second and third quarters of fiscal 2011.  The error, which related to a non-cash compensation expense, caused the Company to understate the number of shares that were to have been issued and outstanding, having the effect of inaccurately reporting the basic and fully-diluted earnings per share for those periods.

Amending these previously-filed SEC reports will cause a delay in filing the Company’s Annual Report on Form 10-K for the year ended September 30, 2011 and the Company’s Form 10-Q for the first quarter of fiscal year 2012.  The Company expects to file its 2011 Form 10-K by March 15, 2012 and its First Quarter 2012 Form 10-Q by March 20, 2012.

Preliminary, Unaudited Results for the Quarter ended December 31, 2011.

	For the three months ended December 31,
	2011	2010 Restated
	(Unaudited)	(Unaudited)
STATEMENT OF OPERATIONS
Sales	$6,118,400	$4,237,306
Cost of goods sold	4,151,891	3,470,728
Gross profit	1,966,509	766,578

Sales, general & admin	1,588,759	1,126,843
Loss (Gain) on sale of assets	-	23,141
Operating expense	1,588,759	1,149,984

Gain on sale of divisions	2,221,850	-
Other expense	(73,147)	(71,674)
Net income (loss) pre tax	$2,526,453	$(455,080)

Net income (loss)	$1,627,453	$(309,079)

	As of December 31,
	2011	2010 Restated
	(Unaudited)	(Unaudited)
BALANCE SHEET
Total current assets	$4,004,408	$6,012,961
Net fixed and intangible assets	8,891,075	9,987,023
Other assets	777	5,419
Total assets	$12,896,260	$16,005,403

Total current liabilities	$4,817,408	$5,517,804
Long term liabilities	2,927,113	3,780,120
Total liabilities	$7,744,521	$9,297,924

Net worth	$5,151,739	$6,707,479

For more information, contact: Robert Davis, CEO at 952-215-3100.